EXHIBIT 6
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                   BPI PACKAGING TECHNOLOGIES, INC.

    AMENDED CERTIFICATE OF DESIGNATION OF SERIES C PREFERRED STOCK SETTING FORTH THE POWERS, PREFERENCES, RIGHTS, QUALIFICATIONS,
                 LIMITATIONS AND RESTRICTIONS OF SUCH
                       SERIES OF PREFERRED STOCK


     Pursuant to Section 151 of the General Corporation Law of the State of Delaware, BPI Packaging Technologies, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

     That pursuant to the authority conferred upon the Board of Directors of the Corporation by paragraph 4 of the Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), and in accordance with the provisions of Section 151 of the General Corporation law of the State of Delaware, the Board of Directors of the Corporation on January 27, 1999, adopted the following resolution increasing the number of shares of Preferred Stock designated as Series C Preferred Stock and amend the rights of such series:

     RESOLVED that, pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the General Corporation Law of the State of Delaware and the provisions of the Certificate of Incorporation, the number of shares of Preferred Stock designated as Series C Preferred stock are increased and the voting powers, preferences and relative, participating, optional and other special rights, qualifications, limitations and restrictions of the shares of Preferred Stock designated as Series C Preferred stock are amended as follows:

1.   DESIGNATION.       That the number of shares of the Corporation's
Preferred Stock that has been designated as Series C Preferred Stock be increased from Thirty-Six Thousand Six Hundred and Seventy-Four (36,674) to one million, six hundred twenty-nine thousand, nine hundred thirty (1,629,930). As used herein, the term "Preferred Stock" used without reference to the Series C Preferred Stock means the Series A Preferred Stock and the Series B Convertible Preferred Stock previously authorized by the Corporation's Board of Directors as evidenced in a Certificate of Designation recorded with the Delaware Secretary of State on May 24, 1991 and a Certificate of Designation recorded with the Delaware Secretary of State on October 3, 1990, as amended by a certificate of Amendment of Certificate of Designation recorded on June 24, 1991, respectively (hereinafter referred to as the "Series A Preferred Stock" and the Series B Convertible Preferred Stock"), the Series C Preferred Stock, and such series of Preferred Stock issued, authorized and designated by a vote or votes of the Board of Directors from time to time in the future, share for share alike and without distinction as to class, except as otherwise expressly provided for or as the context otherwise requires.


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2.   LIQUIDATION, DISSOLUTION OR WINDING UP.

     (a) TREATMENT AT LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency, before any distribution or payment is made to any holders of any shares of Common Stock or any other class or series of capital stock of the Corporation designated to be junior to the Series C Preferred Stock, and subject to the liquidation right and preferences of any class or series of preferred stock designated to be senior to or on a parity with the Series C Preferred Stock, including the Series A Preferred Stock and the Series B Convertible Preferred Stock, holders of each share of Series C Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes whether such assets are capital, surplus or earnings, in an amount equal to a fraction, the numerator of which shall equal one hundred dollars ($100.00), and the denominator of which shall equal the number of designated shares of Series C Preferred Stock.

     If, upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of the Preferred Stock shall be insufficient to permit payment in full to the holders of the Preferred Stock of the full preferential amounts as provided in Certificates of Designation of the Corporation as described in Section 1 herein and as provided for in this Section 2, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of the Preferred Stock entitled to receive a distribution under such provisions in accordance with the applicable preferential amount set forth in such Certificates or this Section.

     After such payment shall have been made in full to the holders of the Preferred Stock or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Preferred Stock and so as to be available for such payment, the remaining assets available for distribution shall be distributed ratably among the holders of the Common Stock (subject to the liquidation rights and preferences of any other class or series of Preferred Stock designated to be senior to, or on a parity with, the Common Stock).

     (b) DISTRIBUTIONS OTHER THAN CASH. Whenever the distribution provided for in this Section 2 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

3. VOTING POWER. The Series C Preferred Stock has no current voting rights. However, upon an Event of Default of the Securities Purchase Agreement, dated January 27, 1999 between the Corporation and DGJ, L.L.C., (as defined therein), or while an Event of Default has not been cured, except as otherwise required by law, the Certificate of Incorporation of the Corporation, as amended, or any statement of resolution establishing a series, the holders of the Series C Preferred Stock will be entitled to vote with the holders of the Common Stock on each matter submitted to a vote of the Corporation's stockholders as a single class, with each share of Series C Preferred Stock having thirty (30) votes per one (1) vote of each share of Common Stock, as equitably adjusted for stock splits, stock dividends, combinations, reorganizations, reclassifications or other similar events, and shall be entitled to notice of any stockholders' meeting in accordance with the by-laws of the Corporation.


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4.   RESTRICTIONS AND LIMITATIONS.  The Corporation shall not amend its
Certificate of Incorporation without the approval, by vote or written consent, by the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, each share of Series C Preferred Stock to be entitled to one vote in each instance, if such amendment would change any of the rights, preferences, privileges of or limitations provided for herein for the benefit of the Series C Preferred Stock or materially adversely affect the rights of the holders of the Series C Preferred Stock.

Without limiting the generality of the preceding sentence, the Corporation will not amend its Certificate of Incorporation or file a Certificate of Designation without the approval by the holders of at least a majority of the outstanding shares of the Series C Preferred Stock, voting separately as a class, if such amendment would reduce the amount payable to the holders of Series C Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or create a class of securities with liquidation or dividend rights senior to or on parity with the Series C Preferred Stock.

5.   OPTIONAL REDEMPTION.

     (a) OPTION TO REDEEM. If the Promissory Note, dated January 27, 1999, signed by the Corporation in favor of DGJ, L.L.C. is has been retired in its entirety, the Corporation, at its option, may elect to redeem all or a portion of the outstanding shares of Series C Preferred Stock, at a price of $100.00 plus accrued interest at a rate of six percent (6%) per annum commencing on January 27, 1999 for all designated shares (the "Redemption Price") on not less than 30 nor more than 60 days' written notice.

     In the event the Corporation elects to effect a partial redemption of the Series C Preferred Stock, the Corporation, at its option, may effect such redemption pro rata from all holders of the Series C Preferred Stock, by lot, or based on criteria the Corporation deems appropriate in its sole discretion, as designated by the Corporation's Board of Directors.

     (b) ADJUSTMENTS. The Redemption Price shall be subject to equitable adjustment whenever there shall occur a stock split, stock dividend, combination, reorganization, reclassification or other similar event involving a change in the capital structure of the Series C Preferred Stock.

     (c) REDEMPTION NOTICE. Written notice of the redemption (the "Redemption Notice") shall be mailed, postage prepaid, to each holder of record of the Series C Preferred Stock which is to be redeemed, at its address shown on the records of the Corporation's transfer agent. The Redemption Notice shall contain the following information:

           (i) The number of shares of Series C Preferred Stock held by the holder which shall be redeemed by the Corporation and the total number of shares of Series C Preferred Stock held by all holders to be so redeemed;

           (ii)  The Redemption Date and the applicable Redemption Price;
and

           (iii) That the holder is to surrender to the Corporation, at the place of designation therein, its certificate or certificates representing the shares of Series C Preferred Stock to be redeemed.





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     Prior to the Redemption Date, the Corporation shall provide the funds for the payment of the Redemption Price for the shares of Series C Preferred Stock to be redeemed by depositing the amount thereof in trust for such purpose with a bank or trust company doing business in New York or Massachusetts and having a capital surplus of at least $5,000,000. Such bank or trust company hereinafter referred to as the "Redemption Agent." Following such appointment and prior to any redemption, the Corporation shall deliver to the Redemption Agent irrevocable written instructions authorizing the Redemption Agent, on behalf and at the expense of the Corporation, to cause such notice of redemption to be duly mailed as herein provided as soon as practicable after receipt of such irrevocable instructions and in accordance with the above provisions. All funds necessary for the redemption shall be deposited with the Redemption Agent in trust for at least two (2) business days prior to the Redemption Date, for the pro rata benefit of the holders of the shares so called for redemption, so as to be and continue to be available therefor. Neither failure to mail any such notice to one or more such holders nor any default in any notice shall affect the sufficiency of the proceedings for redemption as to other holders.

           (iv) SURRENDER OF CERTIFICATES. Each holder of Series C Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price for such shares as set forth in this Section 5 shall be paid to the order or the person whose name appears on such certificate or certificates and each surrendered certificate shall be canceled and retired. In the event some but not all of the shares of Series C Preferred Stock represented by a certificate or certificates surrendered by a holder are being redeemed, the Corporation shall execute and deliver to or to the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series C Preferred Stock which were not redeemed.

           (v) RIGHTS IN REDEMPTION; DEFAULT; UNCLAIMED FUNDS. If notice of redemption shall have been given as hereinbefore provided, and the Corporation shall not default in the payment of the Redemption Price, then each holder of shares called for redemption shall be entitled to all preferences and relative and other rights accorded by this resolution until and including the data prior to the Redemption Date. If the Corporation shall default in making payment or delivery as aforesaid on the Redemption Date, then each holder of the shares called for redemption shall be entitled to all preferences and relative and other rights accorded by this Certificate until and including the date prior to the date (the "Final Redemption Date") when the Corporation makes payment or delivery as aforesaid to the holders of the Series C Preferred Stock. From and after the Redemption Date or, if the Corporation shall default in making payment or delivery as aforesaid, the Final Redemption Date, the shares called for redemption shall no longer be deemed to be outstanding, and all rights of the holders of such shares shall cease and terminate, except for the right of the holders of such shares, upon surrender of certificates therefore, to receive amounts to be paid hereunder. The deposit of moneys in trust with the Redemption Agent shall be irrevocable except that the Corporation shall be entitled to receive from the Redemption Agent the interest or other earnings, if any, earned on any moneys so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings, and any balance of moneys so deposited by the Corporation and unclaimed by the holders of the Preferred Stock entitled thereto at the expiration of two (2) years from the Redemption Date (or the Final Redemption Date, as applicable) shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for such payment, without interest.



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6.   NOTICES OF RECORD DATA.  In the event of

     (a) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

     (b) any capital reorganization, reclassification, recapitalization of capital stock, merger or consolidation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or

     (c) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then and in each such event the Corporation shall mail or cause to be mailed to each holder of Series C Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed by first class mail (postage prepaid) at least ten (10) days prior to the date specified in such notice on which such action is to be taken.




                       [Signature Page Follows]

           IN WITNESS WHEREOF, BPI PACKAGING TECHNOLOGIES, INC. has caused this Certificate of Designation to be duly executed in its corporate name by a duly authorized officer on this 27th day of January, 1999.


                                  BPI PACKAGING TECHNOLOGIES, INC.

                                  By:  /s/  Hanspeter Schulz
                                       ------------------------------
                                       Its:  President
ATTEST:


By:  /s/  Neil Aronson
     --------------------
     Its:  Secretary